Exhibit 99.1

BUILD-A-BEAR WORKSHOP REPORTS RECORD FOURTH QUARTER AND FULL YEAR FISCAL 2023 RESULTS; INITIATES QUARTERLY DIVIDEND

ST. LOUIS, MO (March 14, 2024) – Build-A-Bear Workshop, Inc. (NYSE: BBW) today announced results for the fourth quarter and fiscal year 2023 ended February 3, 2024, both of which benefited from an additional week of sales as compared to fiscal 2022.

●	Fiscal year total revenues and pre-tax income increased 3.9% and 7.1%, respectively
●	Fiscal year diluted earnings per share (“EPS”) increased 15.9%, and on an adjusted basis, EPS increased 8.6% (see reconciliation of GAAP to non-GAAP results)
●	The Company introduces fiscal 2024 guidance with expectations for growth in total revenues and pre-tax income, as well as net new unit growth of at least 50 experience locations globally
●	For fiscal 2023, the Company returned $42.4 million to shareholders through a special dividend and share repurchases; with $91.4 million returned to shareholders over the past three years
●	The Company initiates a new quarterly dividend of $0.20 per share

“Build-A-Bear achieved another milestone in 2023, as we reported our third consecutive year of revenue and profit growth. We believe our record results reflect our strategy to continue the evolution of our business model, inclusive of our ongoing digital transformation, the broadening appeal of the Build-A-Bear brand, and last year’s net new unit growth of 37 experience locations across our corporate, partner-operated, and franchise store models,” commented Sharon Price John, President and Chief Executive Officer of Build-A-Bear Workshop. “Looking ahead, we remain focused on our strategic initiatives to leverage the power of the Build-A-Bear brand, including a recent reorganization designed to further elevate our digital and marketing efforts, plus the expected acceleration of net new unit growth to at least 50 locations globally,” concluded Ms. John.

Voin Todorovic, Chief Financial Officer of Build-A-Bear Workshop added, “In conjunction with Build-A-Bear’s third consecutive year of sustained profitable growth and our 2024 outlook, we are pleased to initiate a quarterly dividend, which reflects our confidence in the company's continued financial performance and underscores our commitment to return capital to shareholders."

Fourth Quarter Fiscal 2023 Results

(14 weeks ended February 3, 2024, compared to the 13 weeks ended January 28, 2023)

The company notes that the additional week in fiscal fourth quarter 2023 generated approximately $7 million in total revenues with an estimated 35% flow-through to EBITDA.

●	Total revenues were $149.3 million and increased 2.9%

o	Net retail sales were $140.2 million and increased 1.5%
o	Consolidated e-commerce demand (online orders fulfilled from either the Company’s warehouse or its stores) decreased 8.8%
o	Commercial and international franchise revenues were a combined $9.1 million and increased 31.1%

●

Pre-tax income was $26.1 million, or 17.5% of total revenues, a decrease of 60 basis points, driven by a 230-basis point increase in Selling, General and Administrative (“SG&A”) expense from an increase in marketing expenses, higher store-level wages due to inflation, and the addition of talent and other investments to support future growth, partially offset by gross margin, primarily due to improvement from lower freight expense.

●

Diluted EPS was $1.57, a 12.9% year-over-year increase driven by a decrease in tax rate due to the release of a valuation allowance and a reduction in share count. On an adjusted basis, excluding the tax benefit from the reversal of the tax valuation allowance and the tax impact of international restructuring, EPS decreased 3.6%.

●	Earnings before interest, taxes, depreciation and amortization (“EBITDA”) grew 1.6% to $29.9 million, or 20.0% of total revenues.

Fiscal year 2023 Results

(53 weeks ended February 3, 2024, compared to the 52 weeks ended January 28, 2023)

The company notes that the additional week in fiscal 2023 generated approximately $7 million in total revenues with an estimated 35% flow-through to EBITDA.

●	Total revenues were $486.1 million and increased 3.9%

o	Net retail sales were $456.2 million and increased 2.2%
o	Consolidated e-commerce demand decreased 4.9%
o	Commercial and international franchise revenues were a combined $30.0 million and increased 37.7%

●

Pre-tax income grew 7.1% to $66.3 million, or 13.6% of total revenues, an expansion of 40 basis points, driven by an increase in gross margin, primarily due to lower freight expense and leverage of warehouse costs. This was partially offset by a 160-basis point increase in SG&A from an increase in marketing expenses, higher store-level wages due to inflation, and the addition of talent and other investments to support future growth.

●

Diluted EPS was $3.65, a 15.9% year-over-year increase driven by pre-tax margin expansion and a decrease in tax rate, plus a reduction in share count. On an adjusted basis, excluding the tax benefit from the reversal of the tax valuation allowance and the tax impact of international restructuring, EPS increased 8.6%.

●	EBITDA grew 6.2% to $79.1 million, or 16.3% of total revenues.

Store Activity

The Company added three corporately-managed locations, seven partner-operated locations, and four franchised locations in the quarter. As of the fiscal year-end, Build-A-Bear had 525 global locations through a combination of its corporately-managed, partner-operated, and international-franchise models. This reflects 359 corporately-managed stores, 92 partner-operated stores, and 74 international franchise stores. For the fiscal year, the company had net new unit growth of 37 experience locations, comprised of nine corporately-managed locations, 22 partner-operated locations, and six international franchise locations.

Balance Sheet

As of February 3, 2024, cash and cash equivalents totaled $44.3 million compared to $42.2 million as of January 28, 2023. The Company finished the quarter with no borrowings under its revolving credit facility.

For the fourth quarter and fiscal 2023, capital expenditures totaled $7.2 million and $18.3 million, respectively.

Inventory at year end was $63.5 million, reflecting a decline of $7.0 million, or 9.9% from January 28, 2023. The Company remains comfortable with the level and composition of its inventory.

Return of Capital to Shareholders

For the fourth quarter, the Company utilized $5.2 million in cash to repurchase 223,869 shares of its common stock. For fiscal 2023, the Company returned $42.4 million to shareholders in the form of a $22.0 million special dividend and share repurchases of $20.4 million.

Since fiscal year-end through March 11, the Company utilized $2.6 million in cash to repurchase 111,135 shares of its common stock. As of March 11, $23.5 million remained available under the Board authorized $50.0 million stock repurchase program adopted on August 31, 2022.

As announced on March 13, 2024, the Company’s Board of Directors declared an initial quarterly cash dividend of $0.20 per share that will be paid on April 11, 2024, to all stockholders of record as of March 28, 2024. The Company intends to pay dividends quarterly in the future, subject to market conditions and approval by the Board of Directors.

2024 Outlook

The Company issues the following fiscal 2024 outlook with expectations of delivering growth in total revenues and pre-tax income compared to our 53-week fiscal 2023:

●	Total revenue growth on a low-to-mid-single-digit percentage basis
●	Pre-tax income growth on a low-single-digit percentage basis

For comparative purposes, the company notes that the additional week in fiscal 2023 was approximately $7 million in total revenues with an estimated 35% flow-through to EBITDA.

For fiscal 2024, as compared to the 2023 non-GAAP 52-week year, the Company expects:

●	Total revenue growth on a mid-single-digit percentage basis
●	Pre-tax income growth on a mid-single-digit percentage basis

In addition, for fiscal 2024, the Company currently expects:

●	Net new unit growth of at least 50 experience locations, through a combination of corporately-managed, partner-operated, and franchised business models
●	Capital expenditures in the range of $18 million to $20 million
●	Depreciation and amortization in the range of $15 million to $16 million
●	Tax rate to approximate 26%, excluding discrete items

The Company’s guidance considers a variety of factors including anticipated ongoing inflationary pressures and increased freight costs. Additionally, the Company’s outlook assumes no further material changes in the macroeconomic or geopolitical environment, or relevant foreign currency exchange rates.

Note Regarding Non-GAAP Financial Measures

In this press release, the Company’s financial results are provided both in accordance with generally accepted accounting principles (GAAP) and using certain non-GAAP financial measures. In particular, the Company provides historic income adjusted to exclude certain costs, which are non-GAAP financial measures. These results are included as a complement to results provided in accordance with GAAP because management believes these non-GAAP financial measures help identify underlying trends in the Company’s business and provide useful information to both management and investors by excluding certain items that may not be indicative of the Company’s core operating results. These measures should not be considered a substitute for or superior to GAAP results. These non-GAAP financial measures are defined and reconciled to the most comparable GAAP measure later in this document.

Webcast and Conference Call Information

At 9:00 AM ET today, Build-A-Bear Workshop will host a conference call with investors and financial analysts to discuss its financial results. The conference call will be webcast on Build-Bear’s Investor Relations website, https://ir.buildabear.com.

The dial-in number for the live conference call is (877) 407-3982 or (201) 493-6780 for international callers.  The access code is Build-A-Bear.  The call is expected to conclude by 10 AM ET.

A replay of the conference call webcast will be available in the investor relations website for one year. A telephone replay will be available beginning at approximately 1:00 PM ET today until 11:59 PM ET on March 21, 2024. The telephone replay is available by calling (412) 317-6671 (toll/international) or (844) 512-2921 (toll free). The access code is 13743348.

About Build-A-Bear

Build-A-Bear is a multi-generational global brand focused on its mission to “add a little more heart to life” appealing to a wide array of consumer groups who enjoy the personal expression in making their own “furry friends” to celebrate and commemorate life moments. More than 500 interactive brick-and-mortar experience locations operated through a variety of formats provide guests of all ages a hands-on entertaining experience, which often fosters a lasting and emotional brand connection. The Company also offers engaging e-commerce/digital purchasing experiences on www.buildabear.com including its online “Bear-Builder” as well as “HeartBox” and its age-gated adult-focused “Bear Cave.” In addition, extending its brand power beyond retail, Build-A-Bear Entertainment, a subsidiary of Build-A-Bear Workshop, Inc., is dedicated to creating engaging content for kids and adults that fulfills the Company’s mission, while the Company also offers products at wholesale and in non-plush consumer categories via licensing agreements with leading manufacturers. Build-A-Bear Workshop, Inc. (NYSE: BBW) posted total revenues of $486.1 million for fiscal 2023. For more information, visit the Investor Relations section of buildabear.com.

Forward-Looking Statements

This press release contains certain statements that are, or may be considered to be, “forward-looking statements” for the purpose of federal securities laws, including, but not limited to, statements that reflect our current views with respect to future events and financial performance. We generally identify these statements by words or phrases such as “may,” “might,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “intend,” “predict,” “future,” “potential” or “continue,” the negative or any derivative of these terms and other comparable terminology. All the information concerning our future liquidity, future revenues, margins and other future financial performance and results, achievement of operating of financial plans or forecasts for future periods, sources and availability of credit and liquidity, future cash flows and cash needs, success and results of strategic initiatives and other future financial performance or financial position, as well as our assumptions underlying such information, constitute forward-looking information.

These statements are based only on our current expectations and projections about future events. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by these forward-looking statements, including those factors discussed under the caption entitled “Risks Related to Our Business” and “Forward-Looking Statements” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on April 13, 2023 and other periodic reports filed with the SEC which are incorporated herein.

All our forward-looking statements are as of the date of this Press Release only. In each case, actual results may differ materially from such forward-looking information. We can give no assurance that such expectations or forward-looking statements will prove to be correct. An occurrence of or any material adverse change in one or more of the risk factors or other risks and uncertainties referred to in this Press Release or included in our other public disclosures or our other periodic reports or other documents or filings filed with or furnished to the SEC could materially and adversely affect our continuing operations and our future financial results, cash flows, available credit, prospects, and liquidity. Except as required by law, the Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

All other brand names, product names, or trademarks belong to their respective holders.

Investor Relations Contact

Gary Schnierow, Vice President, Investor Relations & Corporate Finance

garys@buildabear.com

Media Relations Contact

pr@buildabear.com

###

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(dollars in thousands, except share and per share data)

	14 Weeks		13 Weeks
	Ended		Ended
	February 3,	% of Total	January 28,	% of Total
	2024	Revenues (1)	2023	Revenues (1)
Revenues:
Net retail sales	$140,191	93.9	$138,180	95.2
Commercial revenue	7,729	5.2	6,059	4.2
International franchising	1,358	0.9	871	0.6
Total revenues	149,278	100.0	145,110	100.0
Cost of merchandise sold:
Cost of merchandise sold - retail (1)	60,652	43.3	62,148	45.0
Cost of merchandise sold - commercial (1)	3,634	47.0	2,767	45.7
Cost of merchandise sold - international franchising (1)	775	57.1	393	45.1
Total cost of merchandise sold	65,061	43.6	65,308	45.0
Consolidated gross profit	84,217	56.4	79,802	55.0

Selling, general and administrative expense	58,473	39.2	53,608	36.9
Interest (income) expense, net	(405)	(0.3)	(8)	(0.0)
Income before income taxes	26,149	17.5	26,202	18.1
Income tax expense	3,876	2.6	5,692	3.9
Net income	$22,273	14.9	$20,510	14.1

Income per common share:
Basic	$1.57		$1.42
Diluted	$1.57		$1.39
Shares used in computing common per share amounts:
Basic	14,146,883		14,469,633
Diluted	14,224,767		14,767,725

(1)

Selected statement of operations data expressed as a percentage of total revenues, except cost of merchandise sold - retail, cost of merchandise sold - commercial and cost of merchandise sold - international franchising that are expressed as a percentage of net retail sales, commercial revenue and international franchising, respectively. Percentages will not total due to cost of merchandise sold being expressed as a percentage of net retail sales, commercial revenue or international franchising and immaterial rounding.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(dollars in thousands, except share and per share data)

	53 Weeks		52 Weeks
	Ended		Ended
	February 3,	% of Total	January 28,	% of Total
	2024	Revenues (1)	2023	Revenues (1)
Revenues:
Net retail sales	$456,163	93.9	$446,181	95.4
Commercial revenue	25,413	5.2	18,523	4.0
International franchising	4,538	0.9	3,233	0.7
Total revenues	486,114	100.0	467,937	100.1
Cost of merchandise sold:
Cost of merchandise sold - retail (1)	206,815	45.3	211,489	47.4
Cost of merchandise sold - commercial (1)	12,092	47.6	8,591	46.4
Cost of merchandise sold - international franchising (1)	2,816	62.0	1,985	61.4
Total cost of merchandise sold	221,723	45.6	222,065	47.5
Consolidated gross profit	264,391	54.4	245,872	52.5

Selling, general and administrative expense	198,991	40.9	183,929	39.3
Interest (income) expense, net	(929)	(0.2)	19	0.0
Income before income taxes	66,329	13.6	61,924	13.2
Income tax expense	13,524	2.8	13,939	3.0
Net income	$52,805	10.9	$47,985	10.3

Income per common share:
Basic	$3.68		$3.21
Diluted	$3.65		$3.15
Shares used in computing common per share amounts:
Basic	14,342,931		14,940,770
Diluted	14,471,875		15,249,819

(1)

Selected statement of operations data expressed as a percentage of total revenues, except cost of merchandise sold - retail, cost of merchandise sold - commercial and cost of merchandise sold - international franchising that are expressed as a percentage of net retail sales, commercial revenue and international franchising, respectively. Percentages will not total due to cost of merchandise sold being expressed as a percentage of net retail sales, commercial revenue or international franchising and immaterial rounding.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(dollars in thousands, except per share data)

	February 3,	January 28,
	2024	2023
ASSETS
Current assets:
Cash, cash equivalents and restricted cash	$44,327	$42,198
Inventories, net	63,499	70,485
Receivables, net	8,569	15,374
Prepaid expenses and other current assets	11,377	19,374
Total current assets	127,772	147,431

Operating lease right-of-use asset	73,443	71,791
Property and equipment, net	55,262	50,759
Deferred tax assets	8,682	6,592
Other assets, net	7,165	4,221
Total Assets	$272,324	$280,794

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$16,170	$10,286
Accrued expenses	19,954	37,358
Operating lease liability short term	25,961	27,436
Gift cards and customer deposits	18,134	19,425
Deferred revenue and other	3,514	6,646
Total current liabilities	83,733	101,151

Operating lease liability long term	57,609	59,080
Other long-term liabilities	1,320	1,446

Stockholders' equity:
Common stock, par value $0.01 per share	143	148
Additional paid-in capital	66,329	69,868
Accumulated other comprehensive loss	(12,082)	(12,274)
Retained earnings	75,272	61,375
Total stockholders' equity	129,662	119,117
Total Liabilities and Stockholders' Equity	$272,324	$280,794

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Selected Financial and Store Data
(dollars in thousands)

	14 Weeks	13 Weeks	53 Weeks	52 Weeks
	Ended	Ended	Ended	Ended
	February 3,	January 28,	February 3,	January 28,
	2024	2023	2024	2023

Other financial data:

Retail gross margin ($) (1)	$79,539	$76,032	$249,348	$234,692
Retail gross margin (%) (1)	56.7%	55.0%	54.7%	52.6%
Capital expenditures (2)	$7,171	$6,882	$18,295	$13,634
Depreciation and amortization	$4,117	$3,187	$13,657	$12,480

Store data (3):
Number of corporately-managed retail locations at end of period
North America			320	312
Europe			39	38
Total corporately-managed retail locations			359	350

Number of franchised stores at end of period			74	68

Number of third-party retail locations at end of period			92	70

Corporately-managed store square footage at end of period (4)
North America			732,966	726,209
Europe			54,787	54,725
Total square footage			787,753	780,934

(1)

Retail gross margin represents net retail sales less cost of merchandise sold - retail.  Retail gross margin percentage represents retail gross margin divided by net retail sales. Store impairment is excluded from retail gross margin.

(2)	Capital expenditures represents cash paid for property, equipment, and other assets.
(3)

Excludes e-commerce.  North American stores are located in the United States and Canada.  In Europe, stores are located in the United Kingdom and Ireland. Seasonal locations are not included in store count.

(4)

Square footage for stores located in North America is leased square footage. Square footage for stores located in Europe is estimated selling square footage. Seasonal locations not included in the store count.

* Non-GAAP Financial Measures

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Reconciliation of GAAP to Non-GAAP figures
(dollars in thousands)

Adjusted net income and adjusted income per diluted share

	14 Weeks	13 Weeks	53 Weeks	52 Weeks
	Ended	Ended	Ended	Ended
	February 3,	January 28,	February 3,	January 28,
	2023	2022	2023	2022
Net income	$22,273	$20,510	$52,805	$47,985
Valuation allowance (1)	(4,361)	-	(4,361)	-
International restructuring (2)	1,102	-	1,102	-
Adjusted net income	$19,014	$20,510	$49,546	$47,985

Net income per diluted share (EPS)	1.57	1.39	3.65	3.15

Adjusted net income per diluted share (adjusted EPS)	1.34	1.39	3.42	3.15

(1)	Represents the valuation allowance recorded on its net deferred tax assets in the United Kingdom in prior periods.
(2)	Tax impact of restructuring in international jurisdictions.

Earnings before interest, taxes, depreciation and amortization (EBITDA)

	14 Weeks	13 Weeks	53 Weeks	52 Weeks
	Ended	Ended	Ended	Ended
	February 3,	January 28,	February 3,	January 28,
	2023	2022	2023	2022
Income before before income taxes (pre-tax)	$26,149	$26,202	$66,329	$61,924
Interest expense, net	(405)	(8)	(929)	19
Depreciation and amortization expense	4,117	3,187	13,657	12,480
Earnings before interest, taxes, depreciation and amortization (EBITDA)	$29,861	$29,381	$79,057	$74,423